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                                                                   EXHIBIT 10(b)

                                                July 24, 1998



Dr. Benjamin Safirstein
237 South Mountain Avenue
Montclair, NJ  07042


Dear Ben:

            This letter agreement (the "Agreement") will confirm the discussions that we have had with you in connection with the termination of your employment with Oxford Health Plans, Inc. (the "Company") and your continuing role as a consultant to the Company.

            1. For purposes of this Agreement, references to the "Company" include both Oxford Health Plans and all of its affiliates. On this basis, the Company warrants and represents the following to you that there are no written or oral agreements in effect (x) pertaining to compensation the Company will pay to you as an employee, officer and/or director or (y) by which you are bound which impose any obligations on you with respect to disclosing Company confidential information, competing with the Company, soliciting business from the Company or the hiring of Company employees other than:

            (a) A two page letter from Oxford Health Plans, dated October 5, 1995, signed by Jeanne Wisniewski, Vice President of Human
      Resources, extending you an offer of employment;

            (b) A one page letter from Oxford Health Plans to you, dated October 16, 1995, signed by William M. Sullivan, Executive Vice President amending the October 5, 1995 letter;

            (c) A five page agreement titled "Confidentiality and Non-Competition Agreement" between Oxford Health Plans, Inc., a Delaware Corporation, and you which was signed and dated by Jeanne D. Wisniewski on May 21, 1996 on behalf of the Company and on January 31, 1996 by you;

            (d) The Company's 1991 Stock Option Plan, as amended from time to time and any successor thereto, as well as any stock option agreements signed by you;

            (e) The Company's benefits programs and procedures;

            (f) The Company's Employee Handbook, as amended from
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      time to time; and

            (g) General Company policies which may apply to you.

            2. There are no extant written or oral agreements, promises or representations from the Company to indemnify you and hold you harmless other than Section 6.4 of the Amended and re-stated by-laws of the Company and Article Eight of the Company's Amended and Restated Certificate of Incorporation, copies of which are annexed to this Agreement as Exhibit A.1.

            3. Your active employment as Medical Affairs Vice President of the Company will terminate effective as of July 31, 1998(the "Employment Termination Date"). Such termination will be treated as a termination "without cause" under the terms of paragraph 3 of that certain letter (referenced in Section 1(b)) from William M. Sullivan, on behalf of the Company to you.

            4. Subject to your execution of this Agreement and in consideration of the release of claims set forth below, and your agreement to reasonably cooperate without personal expense with any litigation or regulatory investigations or similar proceedings involving the Company with respect to any period during which you were employed with the Company, as also set forth below:

            (a) The Company will pay you, in twelve (12) equal monthly installments in conformity with the Company's normal payroll periods, an amount equal to the sum of your base salary earned during the 12-month period immediately preceding the Employment Termination Date; and

            (b) The Company will pay you a bonus, in an amount equal to 50% of your base salary on December 31, 1997. Such an amount shall be paid out in lump sum payment following the Employment Termination Date; and

            (c) The Company hereby hires you as a Consultant to the Company during the period (the "Consulting Period") commencing on your Employment Termination Date and ending on the first anniversary thereof. During the Consulting Period, you agree to be reasonably available for consultation with the Company by telephone or in person at the Company's principal executive offices in New York City or other offices in New York City as necessary. The performance of your consulting services shall be scheduled on reasonable notice and in such a manner so as not to interfere with your other business activities, and so as not to present any conflict of interest with your other business activities, it being expressly understood that you are permitted, notwithstanding these consulting obligations, to secure full-time employment elsewhere. During the Consulting Period, the Company shall pay you a consulting fee (the "Fee")of $100,000 in respect of consulting services performed by you. This fee shall be paid out in four quarterly installments (i.e., October 1998, January 1999, April 1999 and July 1999)over the course of the Consulting Period; and
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            (d) During the Consulting Period, the Company shall continue to provide you with the same level of basic life insurance, medical coverage, dental coverage and Manulife coverage in which you participated as of your Employment Termination Date, provided that you continue to pay, during the Consulting Period, the applicable employee cost of such coverage as in effect at the date hereof, subject to any changes applicable to employees generally during the Consulting Period. A letter regarding the impact of your termination on other Company provided benefits will be sent under separate cover; and

            (e) The Company will cause to be taken such action necessary to cause your outstanding options to acquire Company stock ("Options") that are unvested as of the Employment Termination Date to continue to vest and remain fully exercisable during the Consulting Period. Subsequent to the termination of the Consulting Period, any vested Options will remain exercisable for a period of 90 days. The provisions of this paragraph 4(e) shall not be effective with respect to Options that are designated as incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, until the expiration of three months following the Employment Termination Date. Any ISOs that are not exercised prior to the expiration of three months following your Employment Termination Date will no longer be treated as ISOs (and will automatically be treated as non-qualified stock options). Notwithstanding anything to the contrary in this paragraph 4(e), no Option may be exercised after, or extended beyond, the expiration of the initial term of the Option; and

            (f) During the Consulting Period, the Company shall provide for you a senior executive outplacement package that will begin on the date that you initiate such outplacement services (but no later than the expiration of the Consulting Period).

            5. You hereby acknowledge and agree that the terms and conditions of the Oxford Health Plans, Inc. Confidentiality and Non-Competition Agreement, dated January 31, 1996 (as referenced in Section 1(c)), continue to apply following your termination of employment with the Company.

            6. You agree that for a period of five (5) years, except as may be required by applicable law or court order, you will not make or publish any statement (orally or in writing) that is or reasonably could be expected to become publicly known, which libels, slanders or disparages (whether or not such disparagement legally constitutes libel or slander) the Company, or any of its affairs or operations, or the reputations of any of its past or present officers or directors.

            7. Following the Employment Termination Date, the Company shall continue to indemnify you and hold you harmless on terms no less favorable than those provided by the Company to its Directors and Officers in accordance with the provisions of the Company's By-Laws. The Company shall also continue to provide you, for a period of six (6) years from the date that you cease to act as a Director of the Company, with Directors and Officers insurance coverage which is no less favorable than that in effect from time to time for the Directors and Officers of the Company.

            8. The Company shall have the ability to

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withhold from the compensation otherwise due to you under this Agreement any federal income tax, Federal Insurance Contribution Act tax, Federal Unemployment Act tax, or other amounts required to be withheld from compensation from time to time under the Internal Revenue Code of 1986, as amended (the "Code"), or under any state or municipal laws or regulations.

            9. As you are aware, while you were employed by the Company, you were granted shares of Oxford Specialty Holdings, Inc. Restricted Stock. As a result of your separation from the Company, you have certain rights with regard to that Restricted Stock. You will continue to vest in such shares during the Consulting Period. In accordance with the Oxford Specialty Holdings 1996 Equity Incentive Compensation Plan (the "Plan") under which the Restricted Stock was granted, a check will be forwarded to you which represents the purchase price of $.01 per share for your unvested shares. In accordance with Section IV, 3 of the Plan, you have full ownership rights in shares which you are vested in. Until such shares are no longer subject to the restrictions imposed by the securities laws, the shares shall be held by the Company.


            10. If at the end of the Consulting period, you are still a member of the Board then you will be eligible for other compensation afforded to Board members.

            Your signature below will constitute your agreement that, in consideration of the foregoing arrangements, you knowingly and voluntarily waive and release forever whatever claims you may have or may yet have against the Company, its parents, subsidiaries and affiliates, and any of its or their present and former employees, agents, directors and officers, which are known to you or which reasonably should be known to you, based upon or relating to your employment by the Company or to the termination of your employment (other than claims (i)arising out of or related to this Agreement, including, but not limited to paragraph 7 hereof, (ii) arising after the date hereof, (iii) for contribution among joint defendants, or (iv)that are based upon your rights, if any, as a former employee under any employee benefit plan in which you were a participant while employed or remain a participant pursuant to this Agreement).

            This release and waiver includes but is not limited to any rights or claims under United States federal, state or local law and the national or local law of any foreign country (statutory or decisional), for wrongful or abusive discharge, for breach of any contract, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, or any other unlawful criterion or circumstance (including rights or claims under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866; the Civil Rights Act of 1991, as amended; the Older Workers Benefits Protection Act of 1990; the Americans with Disabilities Act of 1990; the Employer Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; and the Age Discrimination in Employment Act of 1967 ("ADEA") except that you do not waive ADEA rights or claims that may arise after the date of this agreement).

            In the event that you breach or threaten to breach any of the Provisions of this Agreement, you acknowledge that the Company's remedy at law would be inadequate and that the

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Company shall be entitled to an injunction restraining you from committing or continuing such breach.

            Your signature below will also constitute confirmation that you have been given at least 21 days within which to consider this release and its consequences, that you have been advised prior to signing this agreement to consult with any attorney or personal or financial advisor you choose and that you have knowingly and voluntarily accepted the agreement's terms. For a period of seven days following the execution of this agreement, you may revoke the agreement, and the agreement shall not become effective or enforceable until the revocation period has expired. You agree that this release will be binding upon you and your heirs, administrators and representatives, executors, successors and assigns.

            You agree that you will not disclose, directly or indirectly, to anyone other than your immediate family or your counsel, or personal or financial advisor, the terms of this agreement, except as may be required by law.

            This Agreement shall be binding on the Company and its successors and assigns. Please confirm by returning to me the enclosed copy of this letter, signed where indicated, that you knowingly and voluntarily decided to accept and agree to this Agreement.

                                    Very truly yours,
                                    OXFORD HEALTH PLANS, INC.


                                    /s/ WILLIAM M. SULLIVAN
                                    By: William M. Sullivan
                                        President
Accepted and Agreed:


/s/ DR. BENJAMIN SAFIRSTEIN
Dr. Benjamin Safirstein

7/28/98
Date

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